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Exhibit 21.1

LIST OF SUBSIDIARIES OF
BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

Wholly-owned subsidiaries of the registrant:

Borel Private Bank & Trust Company, a California corporation

Boston Private Bank & Trust Company, a Massachusetts state chartered trust company

Boston Private Value Investors, Inc., a Delaware corporation

RINET Company, LLC, a Delaware limited liability company

Sand Hill Advisors, Inc., a California corporation

Westfield Capital Management Company, LLC, a Delaware limited liability company

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LIST OF SUBSIDIARIES OF BOSTON PRIVATE FINANCIAL HOLDINGS, INC.